Exhibit 99.1

NEWS RELEASE

Vanguard Natural Resources, Inc. Announces Additional Asset Divestiture Updates

HOUSTON - August 2, 2018 - (PR NEWSWIRE) - Vanguard Natural Resources, Inc. (OTCQX: VNRR) (“Vanguard,” “VNRR,” or the “Company”) today announced that it has closed the sale of its ownership in natural gas properties and associated midstream assets in the Potato Hills field in the Arkoma Basin for gross proceeds of $22.9 million. The properties included approximately 5,500 Mcf per day of production and was 100% natural gas.

The Company has also recently closed two additional transactions for combined gross proceeds of $5.5 million. These properties included primarily non-operated working interests in over 145 wells in multiple counties in Texas and Louisiana.

As previously stated, the Company is in the process of marketing its Arkoma basin properties in Arkansas, which comprise all of its interests located within the state. The properties include operated and non-operated working interests, with current production of approximately 8 MMcfe per day, and associated development rights. Additionally, the Company has begun marketing its ownership in five producing wells and associated undeveloped acreage in the DJ Basin in Weld County, Colorado, on EnergyNet.

The Company continues to progress other non-core asset sale processes and is actively preparing additional assets for potential divestment, including certain assets in the Midcontinent and the Gulf Coast areas.

The net proceeds from the sale of these properties will be used to further reduce debt under the Company’s revolving credit facility.

About Vanguard Natural Resources, Inc.

Vanguard Natural Resources, Inc. is an independent exploration and production company focused on the production and development of oil and natural gas properties in the United States. Vanguard's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Green River Basin in Wyoming, the Piceance Basin in Colorado, the Permian Basin in West Texas and New Mexico, the Arkoma Basin in Arkansas and Oklahoma, the Gulf Coast Basin in Texas, Louisiana and Alabama, the Big Horn Basin in Wyoming and Montana, the Anadarko Basin in Oklahoma and North Texas, the Wind River Basin in Wyoming and the Powder River Basin in Wyoming. More information on Vanguard can be found at www.vnrenergy.com.

Forward-Looking Statements

Statements made by representatives of the Company within this press release that are not historical facts are forward looking statements. Terminology such as “will,” “would,” “should,” “could,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “on track,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward looking statements. These statements are based on certain assumptions and expectations made by the Company which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward looking statements. These include risks relating to financial performance and results, the ability to improve Vanguard’s results and profitability following its emergence from bankruptcy; our indebtedness under our revolving credit facility, term loan and second lien notes; availability of sufficient cash flow to make payments on our debt obligations and to execute our business plan; our prices and demand for oil, natural gas and natural gas liquids; and our ability to replace reserves and efficiently develop our reserves. These and other important factors could cause actual results to differ materially from those anticipated or implied in the forward looking statements. Please read “Risk Factors” in our most recent annual report on Form 10-K and Item 1A. of Part II “Risk Factors” in our subsequent quarterly reports on Form 10-Q and any other public filings and press releases. Vanguard undertakes no obligation to publicly update any forward looking statements, whether as a result of new information or future events.

SOURCE: Vanguard Natural Resources, Inc.
CONTACT: Vanguard Natural Resources, Inc.
Investor Relations
Ryan Midgett, Chief Financial Officer
IR@vnrenergy.com

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